PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Sales up 22 percent; operating income up 30 percent; EBITDA up 35 percent

First quarter adjusted non-GAAP EPS of $0.91

Dividend increased to $0.30 per share for the first half of 2015

Strong balance sheet with operating cash inflows of $18.2 million in the quarter

Englewood, CO – May 5, 2015 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2015. The Company also announced an increase in its semi-annual dividend to $0.30 per common share for the first half of 2015, which will be paid on May 27, 2015, to shareholders of record on May 18, 2015.

Total net sales for the quarter were $269.2 million, up 22 percent from the $220.7 million reported in the corresponding quarter last year. Net income was $17.9 million, or $0.72 per diluted share, compared to $16.9 million, or $0.69 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and fair value adjustments) for the quarter was $36.7 million, a 35 percent increase from $27.1 million in 2014’s first quarter.

Results for this quarter after-tax include amortization of acquired intangible assets of $3.2 million, or $0.13 per diluted share; an adjustment to the fair value of contingent consideration of $2.6 million, or $0.10 per diluted share; and foreign currency exchange gains of $1.1 million, or $0.04 per diluted share. Excluding these items, adjusted non-GAAP EPS was $0.91 per diluted share, compared to $0.65 per diluted share a year ago. Innospec closed the quarter in a net debt position of $90.4 million, reduced from the $95.3 million at the end of 2014. Cash generation for the quarter was strong, with operating cash inflows of $18.2 million, before capital expenditures of $6.1 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2015			Quarter ended March 31, 2014
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$23.9	$17.9	$0.72	$19.0	$16.9	$0.69

Amortization of acquired intangible assets	4.3	3.2	0.13	3.5	2.7	0.11
Adjustment to fair value of contingent consideration	3.5	2.6	0.10	—	—	—
Foreign currency exchange gains	(1.5)	(1.1)	(0.04)	(1.9)	(1.5)	(0.06)
Adjustment of income tax provisions	0.1	0.1	—	(2.2)	(2.2)	(0.09)
	6.4	4.8	0.19	(0.6)	(1.0)	(0.04)
Adjusted non-GAAP amounts	$30.3	$22.7	$0.91	$18.4	$15.9	$0.65

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said, “We maintained the momentum from the fourth quarter and have started 2015 positively. First quarter revenues and operating income are up 22 percent and 30 percent, respectively, year over year. We are pleased that our core businesses have held their own in a very tough market environment, with a good contribution from our recent acquisition.

“Adjusted earnings per share in the quarter were up 40 percent, and EBITDA increased 35 percent, year over year. However, there is no question that the lower price of crude oil has negatively impacted our Oilfield Specialties customers, and therefore also our business. We believe we are well positioned for an upturn in the market, but we expect to have to deal with significant weakness in Oilfield Specialties at least throughout the remainder of this year and possibly into 2016. We are prudently monitoring this situation but we remain in a very strong financial position.

“Overall our Fuel Specialties business delivered a 21 percent increase in sales in the first quarter, despite the very challenging market. Operating income for this business was off slightly year over year, principally from an unfavourable phasing of AvTel sales and reduced profitability in our existing Oilfield Specialties business.

“Fuel Specialties’ strategy in the Americas has benefited from solid economic growth and continues to deliver good results. EMEA sales were negatively impacted by foreign exchange and the Ukraine-Russia situation, although we have seen some improvement in gross margins. Meanwhile, Asia-Pacific operations showed signs of continued improvement, with sales growth, year over year. Sales of AvTel were lower in the quarter, on a sequential basis, however this was due to buying patterns, and our order book suggests a much stronger second quarter.

“As we signalled in our last call, sales in Performance Chemicals rebounded from Q4 and were up on last year, driven by our Personal Care business. Sales in Personal Care in both the Americas and EMEA grew significantly, year over year. Our R&D pipeline of new products in skin care and hair care continues to deliver significant sales growth. It is very clear that our Personal Care strategy is delivering to plan, and this market remains a focus for further acquisitions.”

Net sales in Fuel Specialties for the quarter were $199.4 million, a 21 percent increase from $164.2 million in last year’s first quarter, driven by a strong contribution from our recent acquisition. Excluding the Independence acquisition, volumes increased by 4 percent offset by the adverse currency impact of 7 percent in the quarter. Revenues in the Americas grew by 8 percent and Asia-Pacific by 11 percent, driven by increased volumes in both regions. Sales in EMEA declined by 12 percent primarily due to the adverse currency impact in the quarter and the ongoing sanctions in Ukraine and Russia. AvTel volumes were down 53 percent from the year-ago period, largely due to order phasing, and we expect a strong AvTel performance in the second quarter. The segment‘s gross margin was 30.8 percent, down from 31.7 percent recorded a year ago, a reflection of the lower margins currently achieved in the Oilfield Specialties business. Operating income for the quarter was $23.5 million, down 9 percent from last year’s $25.8 million.

In Performance Chemicals, net sales of $57.6 million improved by 3 percent from 2014’s first quarter, driven by volume growth of 16 percent focused in the core Personal Care business, partially offset by an 8 percent adverse currency impact and 5 percent weaker pricing in our other markets. By region, sales increased 10 percent in the Americas and 3 percent in EMEA, driven by continued growth in Personal Care volumes, but fell by 20 percent in Asia-Pacific. The segment’s gross margin was 25.2 percent, up 1.0 percentage point from 24.2 percent in the year-ago period. This is primarily a result of increased sales of higher-margin Personal Care products during the quarter. Operating income of $6.4 million for the quarter was slightly lower than the $6.5 million reported in 2014’s first quarter.

Octane Additives net sales for the quarter were $12.2 million compared to $0.4 million a year ago. The segment’s gross margin was 47.5 percent. Octane Additives reported operating income of $5.1 million during the quarter, compared to an operating loss of $1.2 million in last year’s first quarter. Sales in the quarter were higher than anticipated, but sales for the first half of 2015 are expected to come in as previously indicated.

Corporate costs for the quarter were $8.1 million, compared with $12.3 million a year ago. The decrease was primarily due to lower legal and compliance expenses. The quarterly pension charge was nil, being $0.8 million less than the year-ago period. The effective tax rate for the quarter was 25.1 percent.

Net cash generated from operations was $18.2 million, compared to the $20.9 million reported a year ago. As of March 31, 2015, Innospec had $51.7 million in cash, cash equivalents and short-term investments, and total debt of $142.1 million. In the first quarter, the Company retired 111,000 shares at a cost of $4.9 million as part of the board-authorized share repurchase program.

Mr. Williams concluded, “We are actively managing our way through the challenges and opportunities presented by the lower crude oil price. It is also important to note that we have maintained a very solid balance sheet and strong operating cash flows. We continue our stock buyback program and at the same time are pleased to announce an increase in our semi-annual dividend. We believe we are well positioned and have the financial flexibility to take advantage of business opportunities, when we feel it is appropriate. We look forward to the future with confidence.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and adjustment to fair value of contingent consideration. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, adjustment to fair value of contingent consideration, foreign currency exchange gains and adjustment of income tax provisions. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended
}	March 31
	2015	2014
Net sales	$269.2	$220.7
Cost of goods sold	(187.4)	(155.0)

Gross profit	81.8	65.7
Operating expenses:
Selling, general and administrative	(48.7)	(42.0)
Research and development	(6.2)	(5.7)
Adjustment to fair value of contingent consideration	(3.5)	—
Total operating expenses	(58.4)	(47.7)

Operating income	23.4	18.0
Other net income	1.5	1.9
Interest expense, net	(1.0)	(0.9)

Income before income taxes	23.9	19.0
Income taxes	(6.0)	(2.1)

Net income	$17.9	$16.9

Earnings per share:
Basic	$0.74	$0.69
Diluted	$0.72	$0.69
Weighted average shares outstanding (in thousands):
Basic	24,301	24,362
Diluted	24,808	24,635

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended
	March 31
(in millions)	2015	2014
Net sales:
Fuel Specialties	$199.4	$164.2
Performance Chemicals	57.6	56.1
Octane Additives	12.2	0.4

	269.2	220.7

Gross profit:
Fuel Specialties	61.5	52.0
Performance Chemicals	14.5	13.6
Octane Additives	5.8	0.1

	81.8	65.7

Operating income:
Fuel Specialties	23.5	25.8
Performance Chemicals	6.4	6.5
Octane Additives	5.1	(1.2)
Pension charge	—	(0.8)
Corporate costs	(8.1)	(12.3)

	26.9	18.0
Adjustment to fair value of contingent consideration	(3.5)	—
Total operating income	$23.4	$18.0

Schedule 2B

NON-GAAP MEASURES	Three Months Ended
	March 31
(in millions)	2015	2014
Net income	$17.9	$16.9
Interest expense, net	1.0	0.9
Income taxes	6.0	2.1
Depreciation and amortization	8.3	7.2
Adjustment to fair value of contingent consideration	3.5	—

EBITDA	36.7	27.1

Fuel Specialties	28.6	29.2
Performance Chemicals	8.2	8.7
Octane Additives	5.2	(1.1)
Pension charge	—	(0.8)
Corporate costs	(6.8)	(10.8)

	35.2	25.2
Other net income	1.5	1.9

EBITDA	$36.7	$27.1

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in millions)	2015	2014
Assets

Current assets:
Cash and cash equivalents	$46.5	$41.6
Short-term investments	5.2	4.7
Trade and other accounts receivable	147.7	164.3
Inventories	176.0	184.9
Current portion of deferred tax assets	8.4	8.4
Prepaid expenses	6.6	8.3
Prepaid income taxes	1.0	2.0
Total current assets	391.4	414.2
Net property, plant and equipment	80.0	80.8
Goodwill	275.9	276.1
Other intangible assets	178.6	181.1
Deferred finance costs	0.9	1.1
Deferred tax assets, net of current portion	0.7	0.7
Pension asset	48.9	45.2
Other non-current assets	0.4	0.7
Total assets	$976.8	$999.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$59.4	$87.6
Accrued liabilities	71.9	77.2
Current portion of long-term debt	0.2	0.4
Current portion of finance leases	0.6	0.5
Current portion of plant closure provisions	4.9	5.7
Current portion of accrued income taxes	4.8	5.6
Current portion of acquisition-related contingent consideration	47.3	45.7
Current portion of deferred income	0.2	0.2
Total current liabilities	189.3	222.9
Long-term debt, net of current portion	139.0	139.0
Finance leases, net of current portion	2.3	1.7
Plant closure provisions, net of current portion	29.4	28.4
Unrecognized tax benefits, net of current portion	6.3	6.2
Deferred tax liabilities, net of current portion	25.3	23.0
Pension liabilities	9.3	10.4
Acquisition-related contingent consideration, net of current portion	51.4	49.5
Deferred income, net of current portion	0.8	0.9
Other non-current liabilities	1.6	2.0
Total stockholders’ equity	522.1	515.9

Total liabilities and stockholders’ equity	$976.8	$999.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31
(in millions)	2015	2014
Cash Flows from Operating Activities

Net income	$17.9	$16.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8.5	7.4
Adjustment to fair value of contingent consideration	3.5	—
Deferred taxes	1.1	0.4
Changes in working capital	(11.1)	(6.8)
Excess tax benefit from stock-based payment arrangements	(0.7)	(0.2)
Accrued income taxes	0.2	8.0
Movement on plant closure provisions	0.5	0.3
Cash contributions to defined benefit pension plans	(2.7)	(2.9)
Non-cash expense of defined benefit pension plans	0.2	1.0
Stock option compensation	0.9	0.6
Movements on unrecognized tax benefits	0.1	(4.0)
Movements on other non-current assets and liabilities	(0.2)	0.2
Net cash provided by operating activities	18.2	20.9
Cash Flows from Investing Activities

Capital expenditures	(3.4)	(2.3)
Internally developed software	(2.7)	(1.5)
Purchase of short-term investments	(1.8)	(1.2)
Sale of short-term investments	1.1	2.0
Net cash used in investing activities	(6.8)	(3.0)
Cash Flows from Financing Activities

Net repayment of revolving credit facility	—	(8.0)
Repayment of term loans	(0.2)	(0.3)
Excess tax benefit from stock-based payment arrangements	0.7	0.2
Issue of treasury stock	0.7	0.3
Repurchase of common stock	(6.3)	(0.2)
Net cash used in financing activities	(5.1)	(8.0)
Effect of foreign currency exchange rate changes on cash	(1.4)	—

Net change in cash and cash equivalents	4.9	9.9
Cash and cash equivalents at beginning of period	41.6	80.2
Cash and cash equivalents at end of period	$46.5	$90.1

Amortization of deferred finance costs of $0.2 million (2014 — $0.2 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.